EXHIBIT 99

CONTACT: Stuart Tashlik                                         Embargo until
         Senior V.P. - Planning & Communications                8:00 a.m. E.D.T.
         602/207-5355

              THESE ARE THE EARNINGS FOR FINOVA CAPITAL CORPORATION
               THE PRINCIPAL SUBSIDIARY OF THE FINOVA GROUP INC.,
                  WHOSE EARNINGS WERE RELEASED OCTOBER 15, 1999

                           FINOVA CAPITAL CORPORATION
           ANNOUNCES 31% INCREASE AND RECORD THIRD QUARTER NET INCOME


THIRD QUARTER 1999 HIGHLIGHTS:

     *    Record net income up 31% from 1998

     * Managed assets of $12.5 billion reflect 27% annualized portfolio growth for the quarter and 25% year to date

     *    New  business   originations  of  $1.3  billion  represent  the  fifth
          consecutive quarter in excess of $1 billion; year-to-date new business up 25% over 1998

                                      Third Quarter           Year to Date
                                    ----------------       ----------------
                                     1999      1998          1999      1998
                                     ----      ----          ----      ----
        Net income (in millions)    $55.9     $42.8         $161.5    $125.0
        Operating margin              6.0%      6.2%           5.8%      6.3%
        Efficiency ratio             35.1%     37.7%          36.8%     39.1%

PHOENIX, ARIZ., OCT. 18, 1999 -- FINOVA Capital Corporation today announced record net income of $55.9 million for the quarter ended Sept. 30, 1999, compared to a restated $42.8 million in the third quarter of 1998, a 31% increase in net income.

     Net income for the nine months ended Sept. 30, 1999 was a record $161.5 million compared to $125.0 million of net income for the first nine months of 1998, a 29% increase in net income.

                                    - more -

     "Our 31% increase in earnings and 27% annualized portfolio growth resulted in an outstanding quarter for the company," said Sam Eichenfield, FINOVA's chairman and chief executive officer. "Business has been robust as new loan and lease originations for the year thus far have exceeded 1998 by 25% with backlog growing to an all-time high of $2.4 billion. This tremendous inflow of new business was due in part to the success of our initiatives in promoting cross-selling across all of our lines of business," Eichenfield added.

     Annualized portfolio growth for the third quarter and the first nine months of 1999 was 27% and 25%, respectively, compared to 20% and 16%, for the same quarter and year to date periods of 1998. The portfolio growth was due to new business originations (leases and loans) of $1.3 billion and $3.4 billion, respectively, for the third quarter and first nine months of 1999 which compares to $1.3 billion and $2.7 billion for the same periods a year ago. Fee-based volume for the third quarter of 1999 was $1.8 billion up from $1.6 billion for the third quarter of 1998 and for the year to date period in 1999 was $4.8 billion, down from $5.4 billion for the same period last year.

     Portfolio quality, measured by nonaccruing assets as a percent of managed assets, was 2.3% at Sept. 30, 1999 compared to 2.0% at Sept. 30, 1998. Net write-offs in 1999 were $14.9 million in the third quarter and $39.6 million year to date compared to $9.9 million and $36.9 million, respectively, for the same periods a year ago. At 0.50% of average managed assets for the third quarter of 1999 and 0.46% for the first nine months of 1999, write-offs approximated the company's expected range of 0.50% to 0.60%.

     Interest margins earned increased by 27% and rose to $149.1 million in the third quarter of 1999 from $117.5 million in the third quarter of 1998 due to the growth of the portfolio. Interest margins earned as a percentage of average earning assets increased to 5.5% in the third quarter of 1999 from 5.4% in the third quarter of 1998 due primarily to lower leverage and higher-yielding transactions in the Mezzanine Capital portfolio.

     Operating margin, which includes volume-based fees, grew 22% to $163.4 million in the third quarter of 1999 from $134.2 million in the comparable 1998 period, but as a percent of average earning assets, declined to 6.0% for the third quarter of 1999 from 6.2% in the third quarter of 1998 due to lower rates earned on fee-based volume in 1999.

                                    - more -

     Gains on disposal of assets were $14.9 million in the third quarter of 1999, down from $18.8 million in the second quarter and up from $6.5 million in the third quarter of 1998. These gains were generated by several lines of business through the sale of assets including assets coming off lease.

     Operating efficiency, which is measured by comparing operating expenses to operating margin and gains, was 35.1% in the third quarter of 1999, an improvement from the 37.7% for the third quarter of 1998. Operating expenses were $62.5 million in the third quarter of 1999, up from $53.0 million in the third quarter of 1998. The $9.5 million increase in operating expenses primarily consisted of personnel costs related to the addition of 154 employees (mainly through acquisitions) during the 12 months ended Sept. 30, 1999.

     "The results for the first nine months of 1999 included solid performances by all three of FINOVA's business segments, providing the impetus for another record year in 1999," concluded Eichenfield.

     FINOVA  Capital  Corporation  is  one  of the  nation's  leading  financial services companies focused on providing a broad range of capital solutions primarily to midsize business. FINOVA is headquartered in Phoenix with business development offices throughout the U.S. and in London, U.K., and Toronto, Canada. FINOVA was recently named one of FORTUNE'S "Best 100 Companies To Work
For In America." For more information, visit the company's website at www.finova.com.

                                       ###

                           FINOVA Capital Corporation
                          and Consolidated Subsidiaries
                         Summary of Consolidated Income
                                   (Unaudited)
                             (Dollars in Thousands)

                                                    Quarter Ended             Nine Months Ended
                                                    September 30,               September 30,
                                               ------------------------    ------------------------
                                                                1998                       1998
                                                  1999        Restated        1999       Restated
                                               ---------     ---------     ---------     ---------
Interest earned from financing transactions    $ 289,160     $ 229,290     $ 801,360     $ 644,104
Operating lease income                            29,528        24,019        86,249        88,107
Interest expense                                (150,142)     (121,937)     (420,478)     (346,909)
Operating lease depreciation                     (19,435)      (13,875)      (53,381)      (51,540)
                                               ---------     ---------     ---------     ---------
Interest margins earned                          149,111       117,497       413,750       333,762
Volume-based fees                                 14,317        16,687        38,316        57,946
                                               ---------     ---------     ---------     ---------
Operating margin                                 163,428       134,184       452,066       391,708
Provision for credit losses                      (25,550)      (19,000)      (52,050)      (44,500)
Gains on disposal of assets                       14,880         6,471        46,010        15,429
Operating expenses                               (62,500)      (53,047)     (183,338)     (159,132)
                                               ---------     ---------     ---------     ---------
Income before income taxes                        90,258        68,608       262,688       203,505
Income taxes                                     (34,407)      (25,824)     (101,226)      (78,554)
                                               ---------     ---------     ---------     ---------

Net Income                                     $  55,851     $  42,784     $ 161,462     $ 124,951
                                               =========     =========     =========     =========

                           FINOVA Capital Corporation
         Selected Consolidated Financial Data and Ratios (Unaudited) (A)
                             (Dollars in Thousands)

                                                         As of September 30        As of December 31
                                                    -----------------------------  -----------------
FINANCIAL POSITION:                                    1999         1998 Restated    1998 Restated
                                                    -----------     -------------    --------------
Ending funds employed                               $11,973,767       $9,420,544       $10,020,221
Securitizations and participations sold (B)             530,538          516,019           537,596
                                                    -----------       ----------       -----------
  Total managed assets                               12,504,305        9,936,563        10,557,817
Reserve for credit losses                               248,290          187,161           207,618
Nonaccruing assets                                      285,454          199,367           205,233
Nonaccruing assets as  % of managed assets (C)              2.3%             2.0%              2.0%
Reserve for credit losses as a % of:
  Ending managed assets (C) (D)                             2.1%             2.0%              2.0%
  Nonaccruing assets                                       87.0%            93.9%            101.2%
Total assets                                        $12,708,122       $9,906,270       $10,494,503
Total debt                                           10,289,419        7,891,283         8,394,578
Common shareowner's equity                            1,697,418        1,328,455         1,331,643
Backlog                                               2,411,905        2,189,168         1,935,106
Total debt to equity                                       6.1x             5.9x              6.3x


                                               For the Quarter Ended       For the Nine Months Ended
                                                   September 30,                 September 30,
                                            ---------------------------    ---------------------------
PERFORMANCE HIGHLIGHTS:                        1999       1998 Restated       1999       1998 Restated
                                            -----------   -------------    -----------   -------------
 Average managed assets                     $12,041,613     $9,619,056     $11,497,458     $9,241,650
 Average earning assets (E)                  10,891,760      8,655,498      10,393,071      8,311,176
 New business                                 1,291,676      1,294,649       3,431,211      2,740,462
 Fee-based volume                             1,823,488      1,635,697       4,840,247      5,400,311
 Net write-offs                                  14,933          9,941          39,585         36,928
 Net write-offs (annualized) as a % of
  average managed assets (C)                       0.50%          0.42%           0.46%          0.54%
 Operating margin (annualized) as
  a % of average earning assets                     6.0%           6.2%            5.8%           6.3%
 Interest margins earned (annualized) as a
  % of average earning assets                       5.5%           5.4%            5.3%           5.4%
 Operating expenses as a % of
  operating margin plus gains                      35.1%          37.7%           36.8%          39.1%

----------
A)   Averages for the periods presented are based on month-end balances.
B) Securitizations are assets sold under securitization agreements and managed by the Company.
C) Excludes participations sold in which the Company has transferred credit risk.
D)   Excludes financing contracts held for sale.
E) Average earning assets equal average funds employed less average deferred taxes on leveraged leases and average nonaccruing assets.